Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237942

Prospectus Supplement No. 4 to Prospectus dated November 5, 2020

AERKOMM INC.

UP TO A MAXIMUM OF 1,951,219 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 (“Prospectus Supplement No. 4”) relates to the Prospectus of Aerkomm Inc., dated November 5, 2020 (the “Prospectus”), relating to the offering (the “Offering”) up to 1,951,219 shares of our common stock on a best efforts basis as described in the Prospectus. The underwriter is not required to sell any specific number of shares offered by this Prospectus and is under no obligation to purchase any shares for its own account. The price to the public in this offering is €20.50 per share. Invest Securities SA is the sole underwriter for this Offering.  This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on November 12, 2020 (“Prospectus Supplement No. 1”), Amended Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on November 18, 2020 (“Amended Prospectus Supplement No. 2”), and Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on December 7, 2020 (“Prospectus Supplement No. 3”, and together with Prospectus Supplement No. 1 and Amended Prospectus Supplement No. 2, the “Prior Prospectus Supplements”), and is qualified by reference to the Prospectus and the Prior Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus and the Prior Prospectus Supplements, and may not be delivered without the Prospectus and the Prior Prospectus Supplements.

This Prospectus Supplement No. 4 is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2021, relating to the initial closing of the Offering, which took place on December 31, 2020.

Our common stock is listed on the OTC Markets Group Inc. OTCQX Best Market under the symbol “AKOM.” On December 30, 2020, the last reported sale price of our common stock on the OTCQX was $12.00. Since July 23, 2019, our common stock has also been listed on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.” On December 30, 2020, the last reported sale price of our common stock on the Euronext Paris was €6.25.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is January 4, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021 (December 31, 2020)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	333-192093	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

ITEM 8.01. OTHER EVENTS

On December 31, 2020, Aerkomm Inc. (the “Company”) completed an initial closing of a “best efforts” underwritten public offering (the “Offering”) of its common stock, par value $0.001 per share (the “Common Stock”), in which the Company issued and sold 96,160 shares of Common Stock at a price per share of Euro 20.50, or approximately U.S.$25.00, for gross proceeds of Euro 1,971,280, or U.S. $2,403,778. The sole underwriter for the Offering was Invest Securities SA, who has entered into a sub-placement agent agreement with Yuanta Securities (Hong Kong) Company Limited.

The material terms of the Offering are described in the prospectus, dated November 5, 2020, filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 12, 2020, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-237942), initially filed by the Company on April 30, 2020 (the “Registration Statement”) and declared effective by the Commission on November 6, 2020.

Although the shares offered by the prospectus were registered under the Securities Act, no shares were or will be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)), and no directed selling efforts (as defined in Regulation S) in the United States relating to the Company or the Offering will be made. The shares offered by the prospectus are only being offered, sold and delivered to non-U.S. persons (as defined in Regulation S) in offshore transactions (as defined in Regulation S) outside the United States.

Additional closings of the Offering may be held from time to time until March 6, 2021, which date may be extended until April 5, 2021 and further extended for up to an additional 45 days if the over-subscription option is exercised.

The Common Stock is listed on the OTC Markets Group Inc. OTCQX Best Market and on the Professional Segment of the regulated market of Euronext Paris under the symbol “AKOM.”

With respect to the Offering, the Company entered into a “best efforts” underwriting agreement (the “Underwriting Agreement”) with Invest Securities SA (the “Underwriter”). The Underwriting Agreement provides for the offer and sale of up to 1,951,219 shares of Common Stock on a best efforts basis, at the public offering price of €20.50 per share, less underwriting commissions. Under the terms of the Underwriting Agreement, the underwriter is not required to sell any specific number of shares in the Offering and is under no obligation to purchase any shares in the Offering for its own account. The Company has granted the Underwriter the option for a period of 45 days to purchase up to an additional 15% of the total number of shares of Common Stock to be offered by the Company in the Offering at the public offering price, less underwriting commissions, solely to cover over-subscriptions, if any.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriter against certain liabilities and to contribute to payments the Underwriter may be required to make because of any of those liabilities.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2021	AERKOMM INC.

/s/ Louis Giordimaina
	Name:	Louis Giordimaina
	Title:	Chief Executive Officer

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